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                                                                    EXHIBIT 21.1

                       SUBSIDIARIES OF REALNETWORKS, INC.

Aegisoft Corp.
Audio Mill, Inc.
RN Acquisition Corp.
GameHouse, Inc.
Mr. Goodliving Ltd.
Multipoint, Inc.
NetZip, Inc.
RealNetworks Digital Music of California, Inc.
RN Massachusetts Sales Corp.
RealNetworks Ltd.
RealNetworks K.K.
RealNetworks, SARL
RealNetworks GmbH
RealNetworks Australia Pty. Limited
RealNetworks Hong Kong, Limited
RealNetworks Singapore Pte. Limited
RealNetworks Korea, Ltd.
RealNetworks of Brazil LtdA
RealNetworks of Mexico, S. de R.L. de C.V.
RealNetworks E-Commerce LLC
RealNetworks Investments LLC
Ultisoft, Inc.
Xing Technology Corporation
Zylom Media Group B.V.